EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Christina Hees
         The 3DO Company
         (650) 385.3000
         CHRISTINA.HEES@3DO.COM

                        THE 3DO COMPANY FILES CHAPTER 11

REDWOOD CITY, CA (May 28, 2003) --The 3DO Company, a Delaware corporation (Nasdaq: THDO), and The 3DO Company, a California corporation and wholly-owned subsidiary of the Company, today announced that they have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of California.

"This filing gives us more time to complete transactions in the interest of our stakeholders," said Trip Hawkins, Chairman and CEO. "While we hope that this news will generate additional new opportunities, at this point we are focused on pursuing either the sale of the entire company or the sale of its assets."

The Company will continue to manage their properties and operate their businesses in the ordinary course of business as "debtors-in-possession" subject to the supervision and orders of the Bankruptcy Court pursuant to the Bankruptcy Code.

About The 3DO Company

The 3DO Company, headquartered in Redwood City, Calif., develops, publishes and distributes interactive entertainment software for personal computers, the Internet, and advanced entertainment systems such as the PlayStation(R)2 computer entertainment system, the Xbox(TM) video game system from Microsoft, and the Nintendo GameCube(TM) and Game Boy(R) AdvAnce systems. More information about The 3DO Company and 3DO products can be found on the Internet at WWW.3DO.COM.

The statements contained in this release that are not historical facts are "forward-looking statements" that are subject to risks and uncertainties. Actual results may vary. The Company's bankruptcy filing, uncertainties about the Company's financial results and condition, and measures taken by the Company to decrease cash requirements will adversely affect the Company's business. The Company has not entered into any definitive agreements regarding the sale of the Company or any of its assets. There can be no assurance that the Company will be able to complete such a transaction, or on acceptable terms, or that such a transaction would provide the Company with proceeds to repay creditors and make distributions to holders of equity securities. Further information on potential factors which could affect such forward-looking statements and the Company's financial results are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2002, September 30, 2002, and June 30, 2002. The Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances occurring after the date hereof.

                                      # # #

3DO, and the 3DO logo, are trademarks or registered trademarks of The 3DO Company in the U.S. and other countries.

"PlayStation" and the "PS" Family logo are registered trademarks of Sony Computer Entertainment Inc.

TM, (R), Game Boy Advance and the Nintendo GameCube logo are trademarks of Nintendo. (C) 2001 Nintendo.

Xbox is a trademark of Microsoft Corporation in the United States and/or other countries.

All other trademarks belong to their respective owners.